Exhibit (a)(4)

Supplement To
Trust Instrument of
Daily Money Fund

This Supplement to the Trust Instrument of Daily Money Fund, (the "Trust"), dated June 20, 1991, is adopted by the Trustees pursuant to
Article XI, Section 11.06 and 11.08, of the Trust and incorporates all amendments to the Trust Instrument in effect as of the date hereof as follows:

1. The Trust Instrument is amended by a resolution of the Trustees adopted at a meeting on February 18, 1999, by amending and restating
Section 1.01 in its entirety as follows:
 "The name of the Trust created hereby is the "Fidelity Oxford Street
Trust."

2. The Trust Instrument is amended by a resolution of the Trustees adopted at a meeting on February 18, 1999, by amending and restating the second paragraph of Section 7.01 as follows:

 VOTING POWERS.

Section 7.01. ...On any matter submitted to a vote of the
Shareholders, all Shares shall be voted separately by individual Series, except (i) when required by the 1940 Act, Shares shall be voted in the aggregate and not by individual Series; and (ii) when the Trustees have determined that the matter affects the interests of more than one Series, then the Shareholders of all such Series shall be entitled to vote thereon. The Trustees may also determine that a matter affects only the interests of one or more classes of a Series, in which case any such matter shall be voted on by such class or classes. A shareholder of each Series shall be entitled to one vote for each dollar of net asset value (number of shares owned times net asset value per share) of such Series on any matter on which such shareholder is entitled to vote and each fractional dollar amount shall be entitled to a proportionate fractional vote. There shall be no cumulative voting in the election of Trustees. Shares may be voted in person or by proxy or in any manner provided for in the Bylaws. A proxy may be given in writing. The Bylaws may provide that proxies may also, or may instead, be given by any electronic or telecommunications device or in any other manner. Notwithstanding anything else herein or in the Bylaws, in the event a proposal by anyone other than the officers or Trustees of the Trust is submitted to a vote of the Shareholders of one or more Series or of the Trust, or in the event of any proxy contest or proxy solicitation or proposal in opposition to any proposal by the officers or Trustees of the Trust, Shares may be voted only in person or by written proxy. Until Shares are issued, the Trustees may exercise all rights of Shareholders and may take any action required or permitted by law, this Trust Instrument or any of the Bylaws of the Trust to be taken by Shareholders.

3. The Trust Instrument is amended by a resolution of the Trustees adopted at a meeting on September 14, 1995, by adding Section 7.04 as follows:

 DERIVATIVE ACTIONS.

 Section 7.04. Except as otherwise provided in Section 3816 of the Delaware Act, all matters relating to the bringing of derivative actions in the right of the Trust shall be governed by the General Corporation Law of the State of Delaware relating to derivative actions, and judicial interpretations thereunder, as if the Trust were a Delaware corporation and the Shareholders were shareholders of a Delaware corporation.

4. Section 11.05 of the Trust Instrument is amended and restated by a resolution of the Trustees adopted at a meeting on September 14, 1995, as follows:

 MERGERS.

 Section 11.05. (a) Notwithstanding anything else herein, the Trustees, in order to change the form of organization of the Trust, may, without prior Shareholder approval, (i) cause the Trust to merge or consolidate with or into one or more trusts, partnerships (general or limited), associations, limited liability companies or corporations so long as the surviving or resulting entity is an open-end management investment company under the 1940 Act, or is a Series thereof, that will succeed to or assume the Trust's registration under that Act and which is formed, organized or existing under the laws of a state, commonwealth, possession or colony of the United States or (ii) cause the Trust to incorporate under the laws of Delaware.

 (b) The Trustees may, subject to a Majority Shareholder Vote of the Trust, and subject to a vote of a majority of the Trustees, cause the Trust to merge or consolidate with or into one or more trusts, partnerships (general or limited), associations, limited liability companies or corporations.

 (c) Any agreement of merger or consolidation or certificate of merger or consolidation may be signed by a majority of Trustees and facsimile signatures conveyed by electronic or telecommunication means shall be valid.

 (d) Pursuant to and in accordance with the provisions of Section 3815
(f) of the Delaware Act, and notwithstanding anything to the contrary contained in this Trust Instrument, an agreement of merger or consolidation approved by the Trustees in accordance with paragraphs
(a) or (b) of this Section 11.05 may effect any amendment to the Trust Instrument or effect the adoption of a new trust instrument of the Trust if it is the surviving or resulting trust in the merger or consolidation.

5. Section 10.01 of the Trust Instrument is amended and restated by a resolution of the Trustees adopted at a meeting on September 14, 1995, as follows:

 LIMITATION OF LIABILITY.

 Section 10.01. Neither a Trustee nor an officer of the Trust, when acting in such capacity, shall be personally liable to any person other than the Trust or a beneficial owner for any act, omission or obligation of the Trust, any Trustee or any officer of the Trust. Neither a Trustee nor an officer of the Trust shall be liable for any act or omission or any conduct whatsoever in his capacity as Trustee or as an officer of the Trust, provided that nothing contained herein or in the Delaware Act shall protect any Trustee or any officer of the Trust against any liability to the Trust or to Shareholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of Trustee or officer of the Trust hereunder.

6. Section 11.02 is amended and restated by a resolution of the Trustees adopted at a meeting on September 14, 1995, as follows:

 TRUSTEES' AND OFFICERS' GOOD FAITH ACTION, EXPERT ADVICE, NO BOND OR
SURETY.

 Section 11.02. The exercise by the Trustees or the officers of the Trust of their powers and discretions hereunder in good faith and with reasonable care under the circumstances then prevailing shall be binding upon everyone interested. Subject to the provisions of Article X hereof and to Section 11.01 of this Article XI, the Trustees and the officers of the Trust shall not be liable for errors of judgment or mistakes of fact or law. The Trustees and the officers of the Trust may take advice of counsel or other experts with respect to the meaning and operation of this Trust Instrument, and subject to the provisions of Article X hereof and Section 11.01 of this Article XI, shall be under no liability for any act or omission in accordance with such advice or for failing to follow such advice. The Trustees and the officers of the Trust shall not be required to give any bond as such, nor any surety if a bond is obtained.

7. Section 4.01 of the Trust Instrument is amended by resolution of the Trustees action pursuant to the last sentence of Section 7.01 thereof and adopted by Unanimous Written Consent dated August 30, 1991, by redesignating subsections (w) and (x) as subsections (x) and
(y), respectively, and by adding new subsection (w) as follows:

 (w) Notwithstanding any other provision hereof, to invest all of the assets of the Series in a single open-end investment company, including investment by means of transfer of such assets in exchange for an interest or interests in such investment company;

8. Section 11.06 is amended by a resolution of the Trustees adopted at a meeting on September 14, 1995 by adding after the first sentence the following:

 A supplemental trust instrument executed by any one Trustee may be relied upon as a Supplement hereof.

 IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has executed this instrument.

             /s/Robert C. Pozen
             Robert C. Pozen, as Trustee
             and not individually.

         Dated: February 18, 1999